SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 5)*

Stitch Fix, Inc.

(Name of Issuer)

Class A Common Stock

(Title of Class of Securities)

860897107

(CUSIP Number)

December 31, 2022

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 34 Pages

Exhibit Index Contained on Page 33

CUSIP NO. 860897107	13 G	Page 2 of 34

1	NAME OF REPORTING PERSON Benchmark Capital Partners VI, L.P. (“BCP VI”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON	5	SOLE VOTING POWER
		704,486 shares*, except that Benchmark Capital Management Co. VI, L.L.C. (“BCMC VI”), the general partner of BCP VI, may be deemed to have sole power to vote these shares, and Alexandre Balkanski (“Balkanski”), Matthew R. Cohler (“Cohler”), Bruce W. Dunlevie (“Dunlevie”), Peter Fenton (“Fenton”), J. William Gurley (“Gurley”), Kevin R. Harvey (“Harvey”), Robert C. Kagle (“Kagle”) and Mitchell H. Lasky (“Lasky”), the members of BCMC VI, may be deemed to have shared power to vote these shares.
WITH	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
		704,486 shares*, except that BCMC VI, the general partner of BCP VI, may be deemed to have sole power to dispose of these shares, and Balkanski, Cohler, Dunlevie, Fenton, Gurley, Harvey, Kagle and Lasky, the members of BCMC VI, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	704,486
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.8%
12	TYPE OF REPORTING PERSON	PN

*Represents 704,486 shares of Class B Common Stock held directly by BCP VI. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock. Pursuant to Rule 13d-3(d)(1)(i)(D), the percentage in Row 11 is calculated using the outstanding shares of Class A Common Stock only (assuming conversion of the 704,486 shares of Class B Common Stock held by BCP VI). If the outstanding number of shares included both Class A Common Stock and Class B Common Stock, this percentage would be 0.6%.

CUSIP NO. 860897107	13 G	Page 3 of 34

1	NAME OF REPORTING PERSON Benchmark Founders’ Fund VI, L.P. (“BFF VI”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH	5	SOLE VOTING POWER
		44,059 shares*, except that BCMC VI, the general partner of BFF VI, may be deemed to have sole power to vote these shares, and Balkanski, Cohler, Dunlevie, Fenton, Gurley, Harvey, Kagle and Lasky, the members of BCMC VI, may be deemed to have shared power to vote these shares.
REPORTING PERSON WITH	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
		44,059 shares*, except that BCMC VI, the general partner of BFF VI, may be deemed to have sole power to dispose of these shares, and Balkanski, Cohler, Dunlevie, Fenton, Gurley, Harvey, Kagle and Lasky, the members of BCMC VI, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	44,059
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.1%
12	TYPE OF REPORTING PERSON	PN

*Represents 44,059 shares of Class B Common Stock held directly by BFF VI. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock. Pursuant to Rule 13d-3(d)(1)(i)(D), the percentage in Row 11 is calculated using the outstanding shares of Class A Common Stock only (assuming conversion of the 44,059 shares of Class B Common Stock held by BFF VI). If the outstanding number of shares included both Class A Common Stock and Class B Common Stock, this percentage would be 0.0%.

CUSIP NO. 860897107	13 G	Page 4 of 34

1	NAME OF REPORTING PERSON Benchmark Founders’ Fund VI-B, L.P. (“BFF VI-B”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH	5	SOLE VOTING POWER
		28,918 shares*, except that BCMC VI, the general partner of BFF VI-B, may be deemed to have sole power to vote these shares, and Balkanski, Cohler, Dunlevie, Fenton, Gurley, Harvey, Kagle and Lasky, the members of BCMC VI, may be deemed to have shared power to vote these shares.
REPORTING PERSON WITH	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
		28,918 shares*, except that BCMC VI, the general partner of BFF VI-B, may be deemed to have sole power to dispose of these shares, and Balkanski, Cohler, Dunlevie, Fenton, Gurley, Harvey, Kagle and Lasky, the members of BCMC VI, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	28,918
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0%
12	TYPE OF REPORTING PERSON	PN

*Represents 28,918 shares of Class B Common Stock held directly by BFF VI-B. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock. Pursuant to Rule 13d-3(d)(1)(i)(D), the percentage in Row 11 is calculated using the outstanding shares of Class A Common Stock only (assuming conversion of the 28,918 shares of Class B Common Stock held by BFF VI-B). If the outstanding number of shares included both Class A Common Stock and Class B Common Stock, this percentage would be less than 0.0%.

CUSIP NO. 860897107	13 G	Page 5 of 34

1	NAME OF REPORTING PERSON Benchmark Capital Management Co. VI, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON	5	SOLE VOTING POWER
		853,407 shares*, of which 704,486 are directly owned by BCP VI, 44,059 are directly owned by BFF VI, 28,918 are directly owned by BFF VI-B and 75,944 are held in nominee form for the benefit of persons associated with BCMC VI. BCMC VI, the general partner of BCP VI, BFF VI and BFF VI-B, may be deemed to have sole power to vote these shares, and Balkanski, Cohler, Dunlevie, Fenton, Gurley, Harvey, Kagle and Lasky, the members of BCMC VI, may be deemed to have shared power to vote these shares.
WITH	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
		853,407 shares*, of which 704,486 are directly owned by BCP VI, 44,059 are directly owned by BFF VI, 28,918 are directly owned by BFF VI-B and 75,944 are held in nominee form for the benefit of persons associated with BCMC VI. BCMC VI, the general partner of BCP VI, BFF VI and BFF VI-B, may be deemed to have sole power to dispose of these shares, and Balkanski, Cohler, Dunlevie, Fenton, Gurley, Harvey, Kagle and Lasky, the members of BCMC VI, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	853,407
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.0%
12	TYPE OF REPORTING PERSON	OO

*Represents an aggregate of 853,407 shares of Class B Common Stock held directly by BCP VI, BFF VI, BFF VI-B and held in nominee form for the benefit of persons associated with BCMC VI, respectively. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock. Pursuant to Rule 13d-3(d)(1)(i)(D), the percentage in Row 11 is calculated using the outstanding shares of Class A Common Stock only (assuming conversion of the 853,407 shares of Class B Common Stock held in aggregate by BCP VI, BFF VI, BFF VI-B and held in nominee form for the benefit of persons associated with BCMC VI, respectively). If the outstanding number of shares included both Class A Common Stock and Class B Common Stock, this percentage would be 0.8%.

CUSIP NO. 860897107	13 G	Page 6 of 34

1	NAME OF REPORTING PERSON Benchmark Capital Partners VII, L.P. (“BCP VII”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING	5	SOLE VOTING POWER
		2,173,188 shares*, except that Benchmark Capital Management Co. VII, L.L.C. (“BCMC VII”), the general partner of BCP VII, may be deemed to have sole power to vote these shares, and Cohler, Dunlevie, Fenton, Gurley, Harvey, Lasky and Eric Vishria (“Vishria”), the members of BCMC VII, may be deemed to have shared power to vote these shares.
PERSON WITH	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
		2,173,188 shares*, except that BCMC VII, the general partner of BCP VII, may be deemed to have sole power to dispose of these shares, and Cohler, Dunlevie, Fenton, Gurley, Harvey, Lasky and Vishria, the members of BCMC VII, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	2,173,188
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	2.5%
12	TYPE OF REPORTING PERSON	PN

*Represents 2,173,188 shares of Class B Common Stock held directly by BCP VII. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock. Pursuant to Rule 13d-3(d)(1)(i)(D), the percentage in Row 11 is calculated using the outstanding shares of Class A Common Stock only (assuming conversion of the 2,173,188 shares of Class B Common Stock held by BCP VII). If the outstanding number of shares included both Class A Common Stock and Class B Common Stock, this percentage would be 2.0%.

CUSIP NO. 860897107	13 G	Page 7 of 34

1	NAME OF REPORTING PERSON Benchmark Founders’ Fund VII, L.P. (“BFF VII”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH	5	SOLE VOTING POWER
		241,354 shares*, except that BCMC VII, the general partner of BFF VII, may be deemed to have sole power to vote these shares, and Cohler, Dunlevie, Fenton, Gurley, Harvey, Lasky and Vishria, the members of BCMC VII, may be deemed to have shared power to vote these shares.
REPORTING PERSON WITH	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
		241,354 shares*, except that BCMC VII, the general partner of BFF VII, may be deemed to have sole power to dispose of these shares, and Cohler, Dunlevie, Fenton, Gurley, Harvey, Lasky and Vishria, the members of BCMC VII, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	241,354
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.3%
12	TYPE OF REPORTING PERSON	PN

*Represents 241,354 shares of Class B Common Stock held directly by BFF VII. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock. Pursuant to Rule 13d-3(d)(1)(i)(D), the percentage in Row 11 is calculated using the outstanding shares of Class A Common Stock only (assuming conversion of the 241,354 shares of Class B Common Stock held by BFF VII). If the outstanding number of shares included both Class A Common Stock and Class B Common Stock, this percentage would be 0.2%.

CUSIP NO. 860897107	13 G	Page 8 of 34

1	NAME OF REPORTING PERSON Benchmark Founders’ Fund VII-B, L.P. (“BFF VII-B”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH	5	SOLE VOTING POWER
		319,872 shares*, except that BCMC VII, the general partner of BFF VII-B, may be deemed to have sole power to vote these shares, and Cohler, Dunlevie, Fenton, Gurley, Harvey, Lasky and Vishria, the members of BCMC VII, may be deemed to have shared power to vote these shares.
REPORTING PERSON WITH	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
		319,872 shares*, except that BCMC VII, the general partner of BFF VII-B, may be deemed to have sole power to dispose of these shares, and Cohler, Dunlevie, Fenton, Gurley, Harvey, Lasky and Vishria, the members of BCMC VII, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	319,872
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.4%
12	TYPE OF REPORTING PERSON	PN

*Represents 319,872 shares of Class B Common Stock held directly by BFF VII-B. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock. Pursuant to Rule 13d-3(d)(1)(i)(D), the percentage in Row 11 is calculated using the outstanding shares of Class A Common Stock only (assuming conversion of the 319,872 shares of Class B Common Stock held by BFF VII-B). If the outstanding number of shares included both Class A Common Stock and Class B Common Stock, this percentage would be 0.3%.

CUSIP NO. 860897107	13 G	Page 9 of 34

1	NAME OF REPORTING PERSON Benchmark Capital Management Co. VII, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING	5	SOLE VOTING POWER
		2,734,414 shares*, of which 2,173,188 are directly owned by BCP VII, 241,354 are directly owned by BFF VII and 319,872 are directly owned by BFF VII-B. BCMC VII, the general partner of BCP VII, BFF VII and BFF VII-B, may be deemed to have sole power to vote these shares, and Cohler, Dunlevie, Fenton, Gurley, Harvey, Lasky and Vishria, the members of BCMC VII, may be deemed to have shared power to vote these shares.
PERSON WITH	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
		2,734,414 shares*, of which 2,173,188 are directly owned by BCP VII, 241,354 are directly owned by BFF VII and 319,872 are directly owned by BFF VII-B. BCMC VII, the general partner of BCP VII, BFF VII and BFF VII-B, may be deemed to have sole power to dispose of these shares, and Cohler, Dunlevie, Fenton, Gurley, Harvey, Lasky and Vishria, the members of BCMC VII, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	2,734,414
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	3.1%
12	TYPE OF REPORTING PERSON	OO

*Represents an aggregate of 2,734,414 shares of Class B Common Stock held directly by BCP VII, BFF VII and BFF VII-B, respectively. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock. Pursuant to Rule 13d-3(d)(1)(i)(D), the percentage in Row 11 is calculated using the outstanding shares of Class A Common Stock only (assuming conversion of the 2,734,414 shares of Class B Common Stock held in aggregate by BCP VII, BFF VII and BFF VII-B, respectively). If the outstanding number of shares included both Class A Common Stock and Class B Common Stock, this percentage would be 2.5%.

CUSIP NO. 860897107	13 G	Page 10 of 34

1	NAME OF REPORTING PERSON Benchmark Capital Partners IX, L.P. (“BCP IX”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING	5	SOLE VOTING POWER
		707,246 shares*, except that Benchmark Capital Management Co. IX, L.L.C. (“BCMC IX”), the general partner of BCP IX, may be deemed to have sole power to vote these shares, and Fenton, Gurley, Miles Grimshaw (“Grimshaw”), An-Yen Hu (“Hu”), Chetan Puttagunta (“Puttagunta”), Sarah E. Tavel (“Tavel”) and Vishria, the members of BCMC IX, may be deemed to have shared power to vote these shares.
PERSON WITH	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
		707,246 shares*, except that BCMC IX, the general partner of BCP IX, may be deemed to have sole power to dispose of these shares, and Fenton, Gurley, Grimshaw, Hu, Puttagunta, Tavel and Vishria, the members of BCMC IX, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	707,246
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.8%
12	TYPE OF REPORTING PERSON	PN

*Represents 707,246 shares of Class B Common Stock held directly by BCP IX. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock. Pursuant to Rule 13d-3(d)(1)(i)(D), the percentage in Row 11 is calculated using the outstanding shares of Class A Common Stock only (assuming conversion of the 707,246 shares of Class B Common Stock held by BCP IX). If the outstanding number of shares included both Class A Common Stock and Class B Common Stock, this percentage would be 0.6%.

CUSIP NO. 860897107	13 G	Page 11 of 34

1	NAME OF REPORTING PERSON Benchmark Founders’ Fund IX, L.P. (“BFF IX”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH	5	SOLE VOTING POWER
		213,214 shares*, except that BCMC IX, the general partner of BFF IX, may be deemed to have sole power to vote these shares, and Fenton, Gurley, Grimshaw, Hu, Puttagunta, Tavel and Vishria, the members of BCMC IX, may be deemed to have shared power to vote these shares.
REPORTING PERSON WITH	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
		213,214 shares*, except that BCMC IX, the general partner of BFF IX, may be deemed to have sole power to dispose of these shares, and Fenton, Gurley, Grimshaw, Hu, Puttagunta, Tavel and Vishria, the members of BCMC IX, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	213,214
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.2%
12	TYPE OF REPORTING PERSON	PN

*Represents 213,214 shares of Class B Common Stock held directly by BFF IX. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock. Pursuant to Rule 13d-3(d)(1)(i)(D), the percentage in Row 11 is calculated using the outstanding shares of Class A Common Stock only (assuming conversion of the 213,214 shares of Class B Common Stock held by BFF IX). If the outstanding number of shares included both Class A Common Stock and Class B Common Stock, this percentage would be 0.2%.

CUSIP NO. 860897107	13 G	Page 12 of 34

1	NAME OF REPORTING PERSON Benchmark Founders’ Fund IX-A, L.P. (“BFF IX-A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH	5	SOLE VOTING POWER
		14,178 shares*, except that BCMC IX, the general partner of BFF IX-A, may be deemed to have sole power to vote these shares, and Fenton, Gurley, Grimshaw, Hu, Puttagunta, Tavel and Vishria, the members of BCMC IX, may be deemed to have shared power to vote these shares.
REPORTING PERSON WITH	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
		14,178 shares*, except that BCMC IX, the general partner of BFF IX-A, may be deemed to have sole power to dispose of these shares, and Fenton, Gurley, Grimshaw, Hu, Puttagunta, Tavel and Vishria, the members of BCMC IX, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	14,178
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0%
12	TYPE OF REPORTING PERSON	PN

*Represents 14,178 shares of Class B Common Stock held directly by BFF IX-A. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock. Pursuant to Rule 13d-3(d)(1)(i)(D), the percentage in Row 11 is calculated using the outstanding shares of Class A Common Stock only (assuming conversion of the 14,178 shares of Class B Common Stock held by BFF IX-A). If the outstanding number of shares included both Class A Common Stock and Class B Common Stock, this percentage would be less than 0.0%.

CUSIP NO. 860897107	13 G	Page 13 of 34

1	NAME OF REPORTING PERSON Benchmark Founders’ Fund IX-B, L.P. (“BFF IX-B”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH	5	SOLE VOTING POWER
		65,362 shares*, except that BCMC IX, the general partner of BFF IX-B, may be deemed to have sole power to vote these shares, and Fenton, Gurley, Grimshaw, Hu, Puttagunta, Tavel and Vishria, the members of BCMC VI, may be deemed to have shared power to vote these shares.
REPORTING PERSON WITH	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
		65,362 shares*, except that BCMC IX, the general partner of BFF IX-B, may be deemed to have sole power to dispose of these shares, and Fenton, Gurley, Grimshaw, Hu, Puttagunta, Tavel and Vishria, the members of BCMC IX, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	65,362
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.1%
12	TYPE OF REPORTING PERSON	PN

*Represents 65,362 shares of Class B Common Stock held directly by BFF IX-B. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock. Pursuant to Rule 13d-3(d)(1)(i)(D), the percentage in Row 11 is calculated using the outstanding shares of Class A Common Stock only (assuming conversion of the 65,362 shares of Class B Common Stock held by BFF IX-B). If the outstanding number of shares included both Class A Common Stock and Class B Common Stock, this percentage would be less than 0.1%.

CUSIP NO. 860897107	13 G	Page 14 of 34

1	NAME OF REPORTING PERSON Benchmark Capital Management Co. IX, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON	5	SOLE VOTING POWER
		1,000,000 shares*, of which 707,246 are directly owned by BCP IX, 213,214 are directly owned by BFF IX, 14,178 are directly owned by BFF IX-A and 65,362 are directly owned by BFF IX-B. BCMC IX, the general partner of BCP IX, BFF IX, BFF IX-A and BFF IX-B, may be deemed to have sole power to dispose of these shares, and Fenton, Gurley, Grimshaw, Hu, Puttagunta, Tavel and Vishria, the members of BCMC IX, may be deemed to have shared power to dispose of these shares.
WITH	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
		1,000,000 shares*, of which 707,246 are directly owned by BCP IX, 213,214 are directly owned by BFF IX, 14,178 are directly owned by BFF IX-A and 65,362 are directly owned by BFF IX-B. BCMC IX, the general partner of BCP IX, BFF IX, BFF IX-A and BFF IX-B, may be deemed to have sole power to dispose of these shares, and Fenton, Gurley, Grimshaw, Hu, Puttagunta, Tavel and Vishria, the members of BCMC IX, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,000,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.2%
12	TYPE OF REPORTING PERSON	OO

*Represents an aggregate of 1,000,000 shares of Class B Common Stock held directly by BCP IX, BFF IX, BFF IX-A, BFF IX-B, respectively. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock. Pursuant to Rule 13d-3(d)(1)(i)(D), the percentage in Row 11 is calculated using the outstanding shares of Class A Common Stock only (assuming conversion of the 1,000,000 shares of Class B Common Stock held in aggregate by BCP IX, BFF IX, BFF IX-A and BFF IX-B, respectively). If the outstanding number of shares included both Class A Common Stock and Class B Common Stock, this percentage would be 0.9%.

CUSIP NO. 860897107	13 G	Page 15 of 34

1	NAME OF REPORTING PERSON Alexandre Balkanski
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES	5	SOLE VOTING POWER 25,898 shares
BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER
		853,407 shares*, of which 704,486 are directly owned by BCP VI, 44,059 are directly owned by BFF VI, 28,918 are directly owned by BFF VI-B and 75,944 are held in nominee form for the benefit of persons associated with BCMC VI. BCMC VI is the general partner of BCP VI, BFF VI and BFF VI-B, and Balkanski, a member of BCMC VI, may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 25,898 shares
8	SHARED DISPOSITIVE POWER
		853,407 shares*, of which 704,486 are directly owned by BCP VI, 44,059 are directly owned by BFF VI, 28,918 are directly owned by BFF VI-B and 75,944 are held in nominee form for the benefit of persons associated with BCMC VI. BCMC VI is the general partner of BCP VI, BFF VI and BFF VI-B, and Balkanski, a member of BCMC VI, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	879,305
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.0%
12	TYPE OF REPORTING PERSON	IN

*Represents an aggregate of 853,407 shares of Class B Common Stock held directly by BCP VI, BFF VI, BFF VI-B and held in nominee form for the benefit of persons associated with BCMC VI, respectively. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock. Pursuant to Rule 13d-3(d)(1)(i)(D), the percentage in Row 11 is calculated using the outstanding shares of Class A Common Stock only (assuming conversion of the 853,407 shares of Class B Common Stock held in aggregate by BCP VI, BFF VI, BFF VI-B and held in nominee form for the benefit of persons associated with BCMC VI, respectively). If the outstanding number of shares included both Class A Common Stock and Class B Common Stock, this percentage would be 0.8%.

CUSIP NO. 860897107	13 G	Page 16 of 34

1	NAME OF REPORTING PERSON Matthew R. Cohler
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES	5	SOLE VOTING POWER 119,539 shares
BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER
		3,587,821 shares*, of which 704,486 are directly owned by BCP VI, 44,059 are directly owned by BFF VI, 28,918 are directly owned by BFF VI-B, 75,944 are held in nominee form for the benefit of persons associated with BCMC VI, 2,173,188 are directly owned by BCP VII, 241,354 are directly owned by BFF VII and 319,872 are directly owned by BFF VII-B. BCMC VI is the general partner of BCP VI, BFF VI and BFF VI-B, and BCMC VII is the general partner of BCP VII, BFF VII and BFF VII-B, and Cohler, a member of BCMC VI and BCMC VII, may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 119,539 shares
8	SHARED DISPOSITIVE POWER
		3,587,821 shares*, of which 704,486 are directly owned by BCP VI, 44,059 are directly owned by BFF VI, 28,918 are directly owned by BFF VI-B, 75,944 are held in nominee form for the benefit of persons associated with BCMC VI, 2,173,188 are directly owned by BCP VII, 241,354 are directly owned by BFF VII and 319,872 are directly owned by BFF VII-B. BCMC VI is the general partner of BCP VI, BFF VI and BFF VI-B, and BCMC VII is the general partner of BCP VII, BFF VII and BFF VII-B, and Cohler, a member of BCMC VI and BCMC VII, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,707,360
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	4.2%
12	TYPE OF REPORTING PERSON	IN

*Represents an aggregate of 3,587,821 shares of Class B Common Stock held directly by BCP VI, BFF VI, BFF VI-B, BCP VII, BFF VII, BFF VII-B and held in nominee form for the benefit of persons associated with BCMC VI, respectively. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock. Pursuant to Rule 13d-3(d)(1)(i)(D), the percentage in Row 11 is calculated using the outstanding shares of Class A Common Stock only (assuming conversion of the 3,587,821 shares of Class B Common Stock held in aggregate by BCP VI, BFF VI, BFF VI-B, BCP VII, BFF VII, BFF VII-B and held in nominee form for the benefit of persons associated with BCMC VI, respectively). If the outstanding number of shares included both Class A Common Stock and Class B Common Stock, this percentage would be 3.3%.

CUSIP NO. 860897107	13 G	Page 17 of 34

1	NAME OF REPORTING PERSON Bruce W. Dunlevie
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES	5	SOLE VOTING POWER 0 shares
BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER
		3,587,821 shares*, of which 704,486 are directly owned by BCP VI, 44,059 are directly owned by BFF VI, 28,918 are directly owned by BFF VI-B, 75,944 are held in nominee form for the benefit of persons associated with BCMC VI, 2,173,188 are directly owned by BCP VII, 241,354 are directly owned by BFF VII and 319,872 are directly owned by BFF VII-B. BCMC VI is the general partner of BCP VI, BFF VI and BFF VI-B, and BCMC VII is the general partner of BCP VII, BFF VII and BFF VII-B, and Dunlevie, a member of BCMC VI and BCMC VII, may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 0 shares
8	SHARED DISPOSITIVE POWER
		3,587,821 shares*, of which 704,486 are directly owned by BCP VI, 44,059 are directly owned by BFF VI, 28,918 are directly owned by BFF VI-B, 75,944 are held in nominee form for the benefit of persons associated with BCMC VI, 2,173,188 are directly owned by BCP VII, 241,354 are directly owned by BFF VII and 319,872 are directly owned by BFF VII-B. BCMC VI is the general partner of BCP VI, BFF VI and BFF VI-B, and BCMC VII is the general partner of BCP VII, BFF VII and BFF VII-B, and Dunlevie, a member of BCMC VI and BCMC VII, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,587,821
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	4.0%
12	TYPE OF REPORTING PERSON	IN

*Represents an aggregate of 3,587,821 shares of Class B Common Stock held directly by BCP VI, BFF VI, BFF VI-B, BCP VII, BFF VII, BFF VII-B and held in nominee form for the benefit of persons associated with BCMC VI, respectively. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock. Pursuant to Rule 13d-3(d)(1)(i)(D), the percentage in Row 11 is calculated using the outstanding shares of Class A Common Stock only (assuming conversion of the 3,587,821 shares of Class B Common Stock held in aggregate by BCP VI, BFF VI, BFF VI-B, BCP VII, BFF VII, BFF VII-B and held in nominee form for the benefit of persons associated with BCMC VI, respectively). If the outstanding number of shares included both Class A Common Stock and Class B Common Stock, this percentage would be 3.2%.

CUSIP NO. 860897107	13 G	Page 18 of 34

1	NAME OF REPORTING PERSON Peter Fenton
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES	5	SOLE VOTING POWER 131,759 shares
BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER
		4,587,821 shares*, of which 704,486 are directly owned by BCP VI, 44,059 are directly owned by BFF VI, 28,918 are directly owned by BFF VI-B, 75,944 are held in nominee form for the benefit of persons associated with BCMC VI, 2,173,188 are directly owned by BCP VII, 241,354 are directly owned by BFF VII, 319,872 are directly owned by BFF VII-B, 707,246 are directly owned by BCP IX, 213,214 are directly owned by BFF IX, 14,178 are directly owned by BFF IX-A and 65,362 are directly owned by BFF IX-B. BCMC VI is the general partner of BCP VI, BFF VI and BFF VI-B, BCMC VII is the general partner of BCP VII, BFF VII and BFF VII-B, and BCMC IX is the general partner of BCP IX, BFF IX, BFF IX-A and BFF IX-B, and Fenton, a member of BCMC VI, BCMC VII and BCMC IX, may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 131,759 shares
8	SHARED DISPOSITIVE POWER
		4,587,821 shares*, of which 704,486 are directly owned by BCP VI, 44,059 are directly owned by BFF VI, 28,918 are directly owned by BFF VI-B, 75,944 are held in nominee form for the benefit of persons associated with BCMC VI, 2,173,188 are directly owned by BCP VII, 241,354 are directly owned by BFF VII, 319,872 are directly owned by BFF VII-B, 707,246 are directly owned by BCP IX, 213,214 are directly owned by BFF IX, 14,178 are directly owned by BFF IX-A and 65,362 are directly owned by BFF IX-B. BCMC VI is the general partner of BCP VI, BFF VI and BFF VI-B, BCMC VII is the general partner of BCP VII, BFF VII and BFF VII-B, and BCMC IX is the general partner of BCP IX, BFF IX, BFF IX-A and BFF IX-B, and Fenton, a member of BCMC VI, BCMC VII and BCMC IX, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	4,719,580
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	5.3%
12	TYPE OF REPORTING PERSON	IN

*Represents an aggregate of 4,587,821 shares of Class B Common Stock held directly by BCP VI, BFF VI, BFF VI-B, BCP VII, BFF VII, BFF VII-B, BCP IX, BFF IX, BFF IX-A, BFF IX-B and held in nominee form for the benefit of persons associated with BCMC VI, respectively. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock. Pursuant to Rule 13d-3(d)(1)(i)(D), the percentage in Row 11 is calculated using the outstanding shares of Class A Common Stock only (assuming conversion of the 4,587,821 shares of Class B Common Stock held in aggregate by BCP VI, BFF VI, BFF VI-B, BCP VII, BFF VII, BFF VII-B, BCP IX, BFF IX, BFF IX-A, BFF IX-B and held in nominee form for the benefit of persons associated with BCMC VI, respectively). If the outstanding number of shares included both Class A Common Stock and Class B Common Stock, this percentage would be 4.3%.

CUSIP NO. 860897107	13 G	Page 19 of 34

1	NAME OF REPORTING PERSON J. William Gurley
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES	5	SOLE VOTING POWER 2,219,133 shares
BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER
		4,587,821 shares*, of which 704,486 are directly owned by BCP VI, 44,059 are directly owned by BFF VI, 28,918 are directly owned by BFF VI-B, 75,944 are held in nominee form for the benefit of persons associated with BCMC VI, 2,173,188 are directly owned by BCP VII, 241,354 are directly owned by BFF VII, 319,872 are directly owned by BFF VII-B, 707,246 are directly owned by BCP IX, 213,214 are directly owned by BFF IX, 14,178 are directly owned by BFF IX-A and 65,362 are directly owned by BFF IX-B. BCMC VI is the general partner of BCP VI, BFF VI and BFF VI-B, BCMC VII is the general partner of BCP VII, BFF VII and BFF VII-B, and BCMC IX is the general partner of BCP IX, BFF IX, BFF IX-A and BFF IX-B, and Gurley, a member of BCMC VI, BCMC VII and BCMC IX, may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 2,219,133 shares
8	SHARED DISPOSITIVE POWER
		4,587,821 shares*, of which 704,486 are directly owned by BCP VI, 44,059 are directly owned by BFF VI, 28,918 are directly owned by BFF VI-B, 75,944 are held in nominee form for the benefit of persons associated with BCMC VI, 2,173,188 are directly owned by BCP VII, 241,354 are directly owned by BFF VII, 319,872 are directly owned by BFF VII-B, 707,246 are directly owned by BCP IX, 213,214 are directly owned by BFF IX, 14,178 are directly owned by BFF IX-A and 65,362 are directly owned by BFF IX-B. BCMC VI is the general partner of BCP VI, BFF VI and BFF VI-B, BCMC VII is the general partner of BCP VII, BFF VII and BFF VII-B, and BCMC IX is the general partner of BCP IX, BFF IX, BFF IX-A and BFF IX-B, and Gurley, a member of BCMC VI, BCMC VII and BCMC IX, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	6,806,954
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	7.6%
12	TYPE OF REPORTING PERSON	IN

*Represents an aggregate of 4,587,821 shares of Class B Common Stock held directly by BCP VI, BFF VI, BFF VI-B, BCP VII, BFF VII, BFF VII-B, BCP IX, BFF IX, BFF IX-A, BFF IX-B and held in nominee form for the benefit of persons associated with BCMC VI, respectively. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock. Pursuant to Rule 13d-3(d)(1)(i)(D), the percentage in Row 11 is calculated using the outstanding shares of Class A Common Stock only (assuming conversion of the 4,587,821 shares of Class B Common Stock held in aggregate by BCP VI, BFF VI, BFF VI-B, BCP VII, BFF VII, BFF VII-B, BCP IX, BFF IX, BFF IX-A, BFF IX-B and held in nominee form for the benefit of persons associated with BCMC VI, respectively). If the outstanding number of shares included both Class A Common Stock and Class B Common Stock, this percentage would be 6.1%.

CUSIP NO. 860897107	13 G	Page 20 of 34

1	NAME OF REPORTING PERSON Miles Grimshaw
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES	5	SOLE VOTING POWER 0 shares
BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER
		1,000,000 shares*, of which 707,246 are directly owned by BCP IX, 213,214 are directly owned by BFF IX, 14,178 are directly owned by BFF IX-A and 65,362 are directly owned by BFF IX-B. BCMC IX is the general partner of BCP IX, BFF IX, BFF IX-A and BFF IX-B, and Grimshaw, a member of BCMC IX, may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 0 shares
8	SHARED DISPOSITIVE POWER
		1,000,000 shares*, of which 707,246 are directly owned by BCP IX, 213,214 are directly owned by BFF IX, 14,178 are directly owned by BFF IX-A and 65,362 are directly owned by BFF IX-B. BCMC IX is the general partner of BCP IX, BFF IX, BFF IX-A and BFF IX-B, and Grimshaw, a member of BCMC IX, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,000,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.2%
12	TYPE OF REPORTING PERSON	IN

*Represents an aggregate of 1,000,000 shares of Class B Common Stock held directly by BCP IX, BFF IX, BFF IX-A and BFF IX-B. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock. Pursuant to Rule 13d-3(d)(1)(i)(D), the percentage in Row 11 is calculated using the outstanding shares of Class A Common Stock only (assuming conversion of the 1,000,000 shares of Class B Common Stock held in aggregate by BCP IX, BFF IX, BFF IX-A and BFF IX-B). If the outstanding number of shares included both Class A Common Stock and Class B Common Stock, this percentage would be 0.9%.

CUSIP NO. 860897107	13 G	Page 21 of 34

1	NAME OF REPORTING PERSON Kevin R. Harvey
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES	5	SOLE VOTING POWER 957,695 shares
BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER
		3,587,821 shares*, of which 704,486 are directly owned by BCP VI, 44,059 are directly owned by BFF VI, 28,918 are directly owned by BFF VI-B, 75,944 are held in nominee form for the benefit of persons associated with BCMC VI, 2,173,188 are directly owned by BCP VII, 241,354 are directly owned by BFF VII and 319,872 are directly owned by BFF VII-B. BCMC VI is the general partner of BCP VI, BFF VI and BFF VI-B, and BCMC VII is the general partner of BCP VII, BFF VII and BFF VII-B, and Harvey, a member of BCMC VI and BCMC VII, may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 957,695 shares
8	SHARED DISPOSITIVE POWER
		3,587,821 shares*, of which 704,486 are directly owned by BCP VI, 44,059 are directly owned by BFF VI, 28,918 are directly owned by BFF VI-B, 75,944 are held in nominee form for the benefit of persons associated with BCMC VI, 2,173,188 are directly owned by BCP VII, 241,354 are directly owned by BFF VII and 319,872 are directly owned by BFF VII-B. BCMC VI is the general partner of BCP VI, BFF VI and BFF VI-B, and BCMC VII is the general partner of BCP VII, BFF VII and BFF VII-B, and Harvey, a member of BCMC VI and BCMC VII, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	4,545,516
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	5.1%
12	TYPE OF REPORTING PERSON	IN

*Represents an aggregate of 3,587,821 shares of Class B Common Stock held directly by BCP VI, BFF VI, BFF VI-B, BCP VII, BFF VII, BFF VII-B and held in nominee form for the benefit of persons associated with BCMC VI, respectively. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock. Pursuant to Rule 13d-3(d)(1)(i)(D), the percentage in Row 11 is calculated using the outstanding shares of Class A Common Stock only (assuming conversion of the 3,587,821 shares of Class B Common Stock held in aggregate by BCP VI, BFF VI, BFF VI-B, BCP VII, BFF VII, BFF VII-B and held in nominee form for the benefit of persons associated with BCMC VI, respectively). If the outstanding number of shares included both Class A Common Stock and Class B Common Stock, this percentage would be 4.1%.

CUSIP NO. 860897107	13 G	Page 22 of 34

1	NAME OF REPORTING PERSON An-Yen Hu
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES	5	SOLE VOTING POWER 0 shares
BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER
		1,000,000 shares*, of which 707,246 are directly owned by BCP IX, 213,214 are directly owned by BFF IX, 14,178 are directly owned by BFF IX-A and 65,362 are directly owned by BFF IX-B. BCMC IX is the general partner of BCP IX, BFF IX, BFF IX-A and BFF IX-B, and Hu, a member of BCMC IX, may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 0 shares
8	SHARED DISPOSITIVE POWER
		1,000,000 shares*, of which 707,246 are directly owned by BCP IX, 213,214 are directly owned by BFF IX, 14,178 are directly owned by BFF IX-A and 65,362 are directly owned by BFF IX-B. BCMC IX is the general partner of BCP IX, BFF IX, BFF IX-A and BFF IX-B, and Hu, a member of BCMC IX, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,000,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.2%
12	TYPE OF REPORTING PERSON	IN

*Represents an aggregate of 1,000,000 shares of Class B Common Stock held directly by BCP IX, BFF IX, BFF IX-A and BFF IX-B. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock. Pursuant to Rule 13d-3(d)(1)(i)(D), the percentage in Row 11 is calculated using the outstanding shares of Class A Common Stock only (assuming conversion of the 1,000,000 shares of Class B Common Stock held in aggregate by BCP IX, BFF IX, BFF IX-A and BFF IX-B). If the outstanding number of shares included both Class A Common Stock and Class B Common Stock, this percentage would be 0.9%.

CUSIP NO. 860897107	13 G	Page 23 of 34

1	NAME OF REPORTING PERSON Robert C. Kagle
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES	5	SOLE VOTING POWER 129,146 shares
BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER
		853,407 shares*, of which 704,486 are directly owned by BCP VI, 44,059 are directly owned by BFF VI, 28,918 are directly owned by BFF VI-B and 75,944 are held in nominee form for the benefit of persons associated with BCMC VI. BCMC VI is the general partner of BCP VI, BFF VI and BFF VI-B, and Kagle, a member of BCMC VI, may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 129,146 shares
8	SHARED DISPOSITIVE POWER
		853,407 shares*, of which 704,486 are directly owned by BCP VI, 44,059 are directly owned by BFF VI, 28,918 are directly owned by BFF VI-B and 75,944 are held in nominee form for the benefit of persons associated with BCMC VI. BCMC VI is the general partner of BCP VI, BFF VI and BFF VI-B, and Kagle, a member of BCMC VI and BCMC VII, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	982,553
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.1%
12	TYPE OF REPORTING PERSON	IN

*Represents an aggregate of 853,407 shares of Class B Common Stock held directly by BCP VI, BFF VI, BFF VI-B and held in nominee form for the benefit of persons associated with BCMC VI, respectively. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock. Pursuant to Rule 13d-3(d)(1)(i)(D), the percentage in Row 11 is calculated using the outstanding shares of Class A Common Stock only (assuming conversion of the 853,407 shares of Class B Common Stock held in aggregate by BCP VI, BFF VI, BFF VI-B and held in nominee form for the benefit of persons associated with BCMC VI, respectively). If the outstanding number of shares included both Class A Common Stock and Class B Common Stock, this percentage would be 0.9%.

CUSIP NO. 860897107	13 G	Page 24 of 34

1	NAME OF REPORTING PERSON Mitchell H. Lasky
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES	5	SOLE VOTING POWER 120,772 shares
BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER
		3,587,821 shares*, of which 704,486 are directly owned by BCP VI, 44,059 are directly owned by BFF VI, 28,918 are directly owned by BFF VI-B, 75,944 are held in nominee form for the benefit of persons associated with BCMC VI, 2,173,188 are directly owned by BCP VII, 241,354 are directly owned by BFF VII and 319,872 are directly owned by BFF VII-B. BCMC VI is the general partner of BCP VI, BFF VI and BFF VI-B, and BCMC VII is the general partner of BCP VII, BFF VII and BFF VII-B, and Lasky, a member of BCMC VI and BCMC VII, may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 120,772 shares
8	SHARED DISPOSITIVE POWER
		3,587,821 shares*, of which 704,486 are directly owned by BCP VI, 44,059 are directly owned by BFF VI, 28,918 are directly owned by BFF VI-B, 75,944 are held in nominee form for the benefit of persons associated with BCMC VI, 2,173,188 are directly owned by BCP VII, 241,354 are directly owned by BFF VII and 319,872 are directly owned by BFF VII-B. BCMC VI is the general partner of BCP VI, BFF VI and BFF VI-B, and BCMC VII is the general partner of BCP VII, BFF VII and BFF VII-B, and Lasky, a member of BCMC VI and BCMC VII, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,708,593
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	4.2%
12	TYPE OF REPORTING PERSON	IN

*Represents an aggregate of 3,587,821 shares of Class B Common Stock held directly by BCP VI, BFF VI, BFF VI-B, BCP VII, BFF VII, BFF VII-B and held in nominee form for the benefit of persons associated with BCMC VI, respectively. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock. Pursuant to Rule 13d-3(d)(1)(i)(D), the percentage in Row 11 is calculated using the outstanding shares of Class A Common Stock only (assuming conversion of the 3,587,821 shares of Class B Common Stock held in aggregate by BCP VI, BFF VI, BFF VI-B, BCP VII, BFF VII, BFF VII-B and held in nominee form for the benefit of persons associated with BCMC VI, respectively). If the outstanding number of shares included both Class A Common Stock and Class B Common Stock, this percentage would be 3.3%.

CUSIP NO. 860897107	13 G	Page 25 of 34

1	NAME OF REPORTING PERSON Chetan Puttagunta
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES	5	SOLE VOTING POWER 0 shares
BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER
		1,000,000 shares*, of which 707,246 are directly owned by BCP IX, 213,214 are directly owned by BFF IX, 14,178 are directly owned by BFF IX-A and 65,362 are directly owned by BFF IX-B. BCMC IX is the general partner of BCP IX, BFF IX, BFF IX-A and BFF IX-B, and Puttagunta, a member of BCMC IX, may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 0 shares
8	SHARED DISPOSITIVE POWER
		1,000,000 shares*, of which 707,246 are directly owned by BCP IX, 213,214 are directly owned by BFF IX, 14,178 are directly owned by BFF IX-A and 65,362 are directly owned by BFF IX-B. BCMC IX is the general partner of BCP IX, BFF IX, BFF IX-A and BFF IX-B, and Puttagunta, a member of BCMC IX, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,000,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.2%
12	TYPE OF REPORTING PERSON	IN

*Represents an aggregate of 1,000,000 shares of Class B Common Stock held directly by BCP IX, BFF IX, BFF IX-A and BFF IX-B. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock. Pursuant to Rule 13d-3(d)(1)(i)(D), the percentage in Row 11 is calculated using the outstanding shares of Class A Common Stock only (assuming conversion of the 1,000,000 shares of Class B Common Stock held in aggregate by BCP IX, BFF IX, BFF IX-A and BFF IX-B). If the outstanding number of shares included both Class A Common Stock and Class B Common Stock, this percentage would be 0.9%.

CUSIP NO. 860897107	13 G	Page 26 of 34

1	NAME OF REPORTING PERSON Sarah E. Tavel
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES	5	SOLE VOTING POWER 0 shares
BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER
		1,000,000 shares*, of which 707,246 are directly owned by BCP IX, 213,214 are directly owned by BFF IX, 14,178 are directly owned by BFF VI-A and 65,362 are directly owned by BFF IX-B. BCMC IX is the general partner of BCP IX, BFF IX, BFF IX-A and BFF IX-B, and Puttagunta, a member of BCMC IX, may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 0 shares
8	SHARED DISPOSITIVE POWER
		1,000,000 shares*, of which 707,246 are directly owned by BCP IX, 213,214 are directly owned by BFF IX, 14,178 are directly owned by BFF VI-A and 65,362 are directly owned by BFF IX-B. BCMC IX is the general partner of BCP IX, BFF IX, BFF IX-A and BFF IX-B, and Puttagunta, a member of BCMC IX, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,000,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.2%
12	TYPE OF REPORTING PERSON	IN

*Represents an aggregate of 1,000,000 shares of Class B Common Stock held directly by BCP IX, BFF IX, BFF IX-A and BFF IX-B. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock. Pursuant to Rule 13d-3(d)(1)(i)(D), the percentage in Row 11 is calculated using the outstanding shares of Class A Common Stock only (assuming conversion of the 1,000,000 shares of Class B Common Stock held in aggregate by BCP IX, BFF IX, BFF IX-A and BFF IX-B). If the outstanding number of shares included both Class A Common Stock and Class B Common Stock, this percentage would be 0.9%.

CUSIP NO. 860897107	13 G	Page 27 of 34

1	NAME OF REPORTING PERSON Eric Vishria
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES	5	SOLE VOTING POWER 1,898 shares
BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER
		3,734,414 shares*, of which 2,173,188 are directly owned by BCP VII, 241,354 are directly owned by BFF VII and 319,872 are directly owned by BFF VII-B, 707,246 are directly owned by BCP IX, 213,214 are directly owned by BFF IX, 14,178 are directly owned by BFF IX-A and 65,362 are directly owned by BFF IX-B. BCMC VII is the general partner of BCP VII, BFF VII and BFF VII-B, BCMC IX is the general partner of BCP IX, BFF IX, BFF IX-A and BFF IX-B, and Vishria, a member of BCMC VII and BCMC IX, may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 1,898 shares
8	SHARED DISPOSITIVE POWER
		3,734,414 shares*, of which 2,173,188 are directly owned by BCP VII, 241,354 are directly owned by BFF VII and 319,872 are directly owned by BFF VII-B, 707,246 are directly owned by BCP IX, 213,214 are directly owned by BFF IX, 14,178 are directly owned by BFF IX-A and 65,362 are directly owned by BFF IX-B. BCMC VII is the general partner of BCP VII, BFF VII and BFF VII-B, BCMC IX is the general partner of BCP IX, BFF IX, BFF IX-A and BFF IX-B, and Vishria, a member of BCMC VII and BCMC IX, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,736,312
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	4.2%
12	TYPE OF REPORTING PERSON	IN

*Represents an aggregate of 3,734,414 shares of Class B Common Stock held directly by BCP VII, BFF VII, BFF VII-B, BCP IX, BFF IX, BFF IX-A and BFF IX-B respectively. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock. Pursuant to Rule 13d-3(d)(1)(i)(D), the percentage in Row 11 is calculated using the outstanding shares of Class A Common Stock only (assuming conversion of the 3,734,414 shares of Class B Common Stock held in aggregate by BCP VII, BFF VII, BFF VII-B, BCP IX, BFF IX, BFF IX-A, BFF IX-B, respectively). If the outstanding number of shares included both Class A Common Stock and Class B Common Stock, this percentage would be 3.4%.

CUSIP NO. 860897107	13 G	Page 28 of 34

This Amendment No. 5 amends and restates in its entirety the Schedule 13G previously filed by Benchmark Capital Partners VI, L.P., a Delaware limited partnership (“BCP VI”), Benchmark Founders’ Fund VI, L.P., a Delaware limited partnership (“BFF VI”), Benchmark Founders’ Fund VI-B, L.P., a Delaware limited partnership (“BFF VI-B”), Benchmark Capital Management Co. VI, L.L.C., a Delaware limited liability company (“BCMC VI”), Benchmark Capital Partners VII, L.P., a Delaware limited partnership (“BCP VII”), Benchmark Founders’ Fund VII, L.P., a Delaware limited partnership (“BFF VII”), Benchmark Founders’ Fund VI-B, L.P., a Delaware limited partnership (“BFF VII-B”), Benchmark Capital Management Co. VII, L.L.C., a Delaware limited liability company (“BCMC VII”), and Alexandre Balkanski (“Balkanski”), Matthew R. Cohler (“Cohler”), Bruce W. Dunlevie (“Dunlevie”), Peter Fenton (“Fenton”), J. William Gurley (“Gurley”), Miles Grimshaw (“Grimshaw”), Kevin R. Harvey (“Harvey”), Robert C. Kagle (“Kagle”), Mitchell H. Lasky (“Lasky”) and Eric Vishria (“Vishria”) (together with all prior and current amendments thereto, this “Schedule 13G”).

ITEM 1(A).	NAME OF ISSUER

Stitch Fix, Inc.

ITEM 1(B).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

1 Montgomery Street, Suite 1100

San Francisco, California 94104

ITEM 2(A).	NAME OF PERSONS FILING

This Statement is filed by BCP VI, BFF VI, BFF VI-B, BCMC VI, BCP VII, BFF VII, BFF VII-B, BCMC VII, BCP IX, BFF IX, BFF IX-A, BFF IX-B, BCMC IX, Balkanski, Cohler, Dunlevie, Fenton, Gurley, Grimshaw, Harvey, Hu, Kagle, Lasky, Puttagunta, Tavel and Vishria. The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

BCMC VI, the general partner of BCP VI, BFF VI and BFF VI-B, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by BCP VI, BFF VI and BFF VI-B.

BCMC VII, the general partner of BCP VII, BFF VII and BFF VII-B, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by BCP VII, BFF VII and BFF VII-B.

BCMC IX, the general partner of BCP IX, BFF IX, BFF IX-A and BFF IX-B, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by BCP IX, BFF IX, BFF IX-A and BFF IX-B.

Balkanski, Cohler, Dunlevie, Fenton, Gurley, Harvey, Kagle and Lasky are members of BCMC VI and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by BCP VI, BFF VI and BFF VI-B.

Cohler, Dunlevie, Fenton, Gurley, Harvey, Lasky and Vishria are members of BCMC VII and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by BCP VII, BFF VII and BFF VII-B.

Fenton, Gurley, Grimshaw, Hu, Puttagunta, Tavel and Vishria are members of BCMC IX and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by BCP IX, BFF IX, BFF IX-A and BFF IX-B.

ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE

The address for each reporting person is:

Benchmark

2965 Woodside Road

Woodside, California 94062

CUSIP NO. 860897107	13 G	Page 29 of 34

ITEM 2(C).	CITIZENSHIP

BCP VI, BFF VI, BFF VI-B, BCP VII, BFF VII, BFF VII-B, BCP IX, BFF IX, BFF IX-A and BFF IX-B are Delaware limited partnerships. BCMC VI, BCMC VII and BCMC IX are Delaware limited liability companies. Balkanski, Cohler, Dunlevie, Fenton, Gurley, Grimshaw, Harvey, Hu, Kagle, Lasky, Puttanga, Tavel and Vishria are United States Citizens.

ITEM 2(D) and (E).	TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

Class A Common Stock

CUSIP # 860897107

ITEM 3.	Not Applicable.

ITEM 4.	OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2022 (based on 85,403,036 shares of Class A Common Stock and 25,405,020 shares of Class B Common Stock of the issuer outstanding as of December 2, 2022 as reported by the issuer on Form 10-Q for the period ended October 29, 2022 and filed with the Securities and Exchange Commission on December 7, 2022).

(a)	Amount beneficially owned:

See Row 9 of cover page for each Reporting Person.

(b)	Percent of Class:

See Row 11 of cover page for each Reporting Person.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

See Row 5 of cover page for each Reporting Person.

(ii)	Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of:

See Row 8 of cover page for each Reporting Person.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

CUSIP NO. 860897107	13 G	Page 30 of 34

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Under certain circumstances set forth in the limited partnership agreements of BCP VI, BFF VI and BFF VI-B, and the limited liability company agreement of BCMC VI, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or member, as the case may be.

Under certain circumstances set forth in the limited partnership agreements of BCP VII, BFF VII and BFF VII-B, and the limited liability company agreement of BCMC VII, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or member, as the case may be.

Under certain circumstances set forth in the limited partnership agreements of BCP IX, BFF IX, BFF IX-A and BFF VII-B, and the limited liability company agreement of BCMC IX, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or member, as the case may be.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.	CERTIFICATION

Not applicable.

CUSIP NO. 860897107	13 G	Page 31 of 34

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2023

BENCHMARK CAPITAL PARTNERS VI, L.P., a Delaware Limited Partnership

BENCHMARK FOUNDERS’ FUND VI, L.P., a Delaware Limited Partnership

BENCHMARK FOUNDERS’ FUND VI-B, L.P., a Delaware Limited Partnership

BENCHMARK CAPITAL MANAGEMENT CO. VI, L.L.C., a Delaware Limited Liability Company

By:	/s/ An-Yen Hu
An-Yen Hu, by power of attorney

BENCHMARK CAPITAL PARTNERS VII, L.P., a Delaware Limited Partnership

BENCHMARK FOUNDERS’ FUND VII, L.P., a Delaware Limited Partnership

BENCHMARK FOUNDERS’ FUND VII-B, L.P., a Delaware Limited Partnership

BENCHMARK CAPITAL MANAGEMENT CO. VII, L.L.C., a Delaware Limited Liability Company

By:	/s/ An-Yen Hu
An-Yen Hu, by power of attorney

CUSIP NO. 860897107	13 G	Page 32 of 34

BENCHMARK CAPITAL PARTNERS IX, L.P., a Delaware Limited Partnership

BENCHMARK FOUNDERS’ FUND IX, L.P., a Delaware Limited Partnership

BENCHMARK FOUNDERS’ FUND IX-A, L.P., a Delaware Limited Partnership

BENCHMARK FOUNDERS’ FUND IX-B, L.P., a Delaware Limited Partnership

BENCHMARK CAPITAL MANAGEMENT CO. IX, L.L.C., a Delaware Limited Liability Company

By:	/s/ An-Yen Hu
An-Yen Hu
Managing Member

ALEXANDRE BALKANSKI
MATTHEW R. COHLER
BRUCE W. DUNLEVIE
PETER FENTON
J. WILLIAM GURLEY
KEVIN R. HARVEY
ROBERT C. KAGLE
MITCHELL H. LASKY
CHETAN PUTTAGUNTA
SARAH E. TAVEL
ERIC VISHRIA
MILES GRIMSHAW

By:	/s/ An-Yen Hu
An-Yen Hu
Attorney-in-Fact*

AN-YEN HU

/s/ An-Yen Hu

*Signed pursuant to a Power of Attorney already on file with the appropriate agencies.

CUSIP NO. 860897107	13 G	Page 33 of 34

EXHIBIT INDEX

Found on Sequentially
Exhibit	Numbered Page

Exhibit A: Agreement of Joint Filing	34

CUSIP NO. 860897107	13 G	Page 34 of 34

exhibit A

Agreement of Joint Filing

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Class A common stock of Stitch Fix, Inc. shall be filed on behalf of each of the undersigned. Note that copies of the applicable Agreement of Joint Filings are already on file with the appropriate agencies.